Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into as of December 28, 2018, by and among Amneal Pharmaceuticals LLC (“Amneal”), Amneal Pharmaceuticals, Inc. (“Holdings”, and together with Amneal, the “Company”) and David Buchen (the “Executive” and, collectively with Amneal and Holdings, the “Parties”).

WITNESSETH:

WHEREAS, effective January 1, 2019 (the “Effective Date”), the Company desires to employ the Executive as Senior Vice President, Chief Legal Officer & Secretary, and the Executive desires to be so employed by the Company, upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the Company and the Executive desire to enter into this Agreement as to the terms and conditions of the Executive’s employment with the Company effective as of the Effective Date.

NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	EMPLOYMENT AND DUTIES

1.1Term of Employment. Subject to Section 8.2 below, the Executive’s initial term of employment under this Agreement shall commence on the Effective Date and shall continue until the third anniversary thereof (the “Initial Term”), unless further extended or earlier terminated as provided in this Agreement.  This Agreement will automatically be renewed for single one-year periods unless written notice of non-renewal (a “Non-Renewal Notice”) is provided by any party at least 90 days prior to the end of the Initial Term or the successive one-year period then in effect or unless earlier terminated as provided in this Agreement.  Neither non-renewal of this Agreement for additional periods after the third anniversary of the Effective Date, nor expiration of this Agreement as a result of such non-renewal, shall, by itself, result in termination of the Executive’s employment.  The period of time between the Effective Date and the termination of the Executive’s employment under this Agreement shall be referred to herein as the “Term.”

1.2General.

1.2.1Subject to the terms set forth herein, as of the Effective Date, the Executive shall serve as the Senior Vice President, Chief Legal Officer & Secretary of the Company and shall perform such duties as are customarily associated with such position and such other reasonable duties consistent with such position as may from time to time be assigned to Executive by the Company. During the Term, the Executive shall report to the President and Chief Executive Officer of the Company.

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1.2.2The Executive shall faithfully and diligently discharge his duties hereunder and use his reasonable best efforts to achieve the objectives assigned to him from time to time by the Company.  The Executive shall devote substantially all of his business time, attention, knowledge and skills faithfully, diligently and to the best of his ability, in furtherance of the business and activities of the Company; provided, however, that nothing in this Agreement shall preclude the Executive from devoting reasonable periods of time required for:

(i)serving as a director or member of a committee, in each case, in a non-lead, non-chair role, of up to two publicly traded corporations and up to one private organization or corporation, in each case, that does not, in the good faith determination of the Board of Directors of Holdings (the “Board”), compete with the Company or otherwise create, or could create, in the good faith determination of the Board a conflict of interest with the business of the Company;

(ii)delivering lectures, fulfilling speaking engagements, and any writing or publication relating to his area of expertise; provided, however, that any fees, royalties or honorariums received therefrom shall be promptly turned over to the Company;

(iii)engaging in professional organization and program activities;

(iv)managing his personal passive investments and affairs; and

(v)participating in charitable or community affairs;

(vi)

consulting with Executive’s prior employers and their successors and assigns in connection with potential or pending investigations, proceedings or lawsuits for which Executive has been requested to provide relevant information or testimony;

provided that such activities do not, either individually or in the aggregate, materially interfere with the performance of his duties and responsibilities under this Agreement or create a conflict of interest with the business of the Company as determined in good faith by the Board.

1.3Location.  The Executive shall perform the services required by this Agreement principally at the Company’s offices in or around West Palm Beach, Florida or, prior to the establishment of such offices, Executive’s home office, subject to required travel in connection with the performance of Executive’s duties.

1.4Reimbursement of Expenses. The Company shall promptly reimburse the Executive for all reasonable, documented, out-of-pocket travel and other business expenses incurred by the Executive in the performance of the Executive’s duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures as are in effect from time to time.  To the extent any such reimbursements (and any other reimbursements of costs and expenses provided for herein) are includable in the Executive’s gross income for Federal income tax purposes, all such reimbursements shall be made no later than March 15 of the calendar year next following the calendar year in which the expenses to be reimbursed are incurred.

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2.	COMPENSATION

2.1Base Salary.  During the Term, the Executive shall be entitled to receive a base salary at the annual rate of $575,000 (the “Base Salary”). The Base Salary shall be subject to increase but not decrease in the sole discretion of the Board, provided however, that any increase in Base Salary shall become the Base Salary under this Agreement and shall not be decreased from such increased amount.  The Base Salary shall be paid in accordance with the payroll practices of the Company, but not less than monthly.

2.2Incentive Bonuses.  During the Term, the Executive shall be eligible to receive an annual bonus targeted at 60% of the Executive’s Base Salary (the “Incentive Bonus”) under the Company’s annual incentive program, as may be amended from time to time.  The amount of Incentive Bonus payable for any year shall be based on the achievement of reasonable performance objectives established by the Board, as determined in its discretion, and, based on achievement, may be between zero and 150% of the Executive’s Base Salary. Except as provided herein, the Executive must be employed by the Company through the date of payment any Incentive Bonus in order to remain eligible for such Incentive Bonus.  The target amount of the Incentive Bonus shall be subject to increase but not decrease in the sole discretion of the Board. The Incentive Bonus will be paid to Executive at the same general time as paid to other senior executives of the Company, but no later than 75 days following the end of the applicable fiscal year for which the Incentive Bonus is payable.

2.3Sign-On Bonus.  Within 30 days following the Effective Date, the Company shall pay the Executive a sign-on bonus equal to $75,000, less applicable deductions and withholding taxes (the “Sign-On Bonus”). The Executive acknowledges and agrees that the Sign-On Bonus will not be earned to any extent prior to the first anniversary of the Effective Date and will only be earned on the first anniversary of the Effective Date if the Executive remains continuously employed by the Company through such first anniversary. If the Company terminates the Executive’s employment with the Company for Cause (as defined below) prior to the first anniversary of the Effective Date, the Executive shall repay to the Company the full amount of the Sign-On Bonus on the date of such termination. If the Executive resigns his employment with the Company for any reason prior to the first anniversary of the Effective Date, the Executive shall repay to the Company a prorated portion of the Sign-On Bonus, determined by multiplying the Sign-On Bonus by a fraction, the numerator of which equals the number of working days from the Executive’s termination date through the first anniversary of the Effective Date, and the denominator of which equals 261.

2.4Equity Awards.

2.4.1Restricted Stock Units. No later than 30 days immediately following the Effective Date, Holdings shall grant to the Executive, subject to the approval of the Board, an award of restricted stock units (the “Initial RSUs”) having a grant date fair value equal to $1,500,000.  The Initial RSUs will vest in respect of 25% of the total number of Initial RSUs on each of the first four anniversaries of the Effective Date, subject to the Executive’s continuous services to the Company through the applicable vesting date.  The Initial RSUs shall otherwise be subject to the terms of the plan pursuant to which they are granted and an award agreement to be

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entered into between the Executive and the Company and Section 4.4.2(iii) or 4.4.3(iii) (as applicable) below.

2.4.2Stock Option Grant.  No later than 30 days immediately following the Effective Date, the Company shall grant to the Executive, subject to the approval of the Board, an option to purchase (the “Initial Option”) that number of shares of the Holdings common stock necessary for the Initial Option to have a grant date fair value of $1,500,000 (with such fair value determined on the same basis that grant values are determined for other senior executives of the Company).  The per share exercise price of the Initial Option shall be equal to the per share fair market value of the Company’s common stock on the date of grant.  The Initial Option shall vest and become exercisable with respect to 25% of the total number of shares subject to the Initial Option on each of the first four anniversaries of the Effective Date, subject to the Executive’s continuous service to the Company through the applicable vesting date.  The Initial Option shall otherwise be subject to the terms of the plan pursuant to which they are granted and an award agreement to be entered into between the Executive and the Company and Section 4.4.2(iii) or 4.4.3(iii) (as applicable) below.

2.4.3Future Equity Awards.  Commencing in 2020, the Executive will be eligible to participate in the Company’s Long Term Incentive Plan, and the Executive will be granted such stock options, restricted stock units and other equity incentive grants as determined by the Board in its sole discretion, if any.

2.5Additional Compensation.  During the Term, in addition to the foregoing, the Executive shall be eligible to receive such other compensation as may from time to time be awarded him by the Board or the Compensation Committee of the Board.

3.	EMPLOYEE BENEFITS

(a) During the Term, the Executive shall be entitled to participate in and have the benefit of all group life, disability, hospital, surgical and major medical insurance plans and programs and other employee benefit plans and programs as generally are made available to executive personnel of the Company, as such benefit plans or programs may be amended or terminated in the sole discretion of the Board or the Compensation Committee of the Board, from time to time.

(b) The Executive shall be entitled to at least 25 (or such greater number as offered generally to other senior executives of the Company) paid days off per calendar year in accordance with the Company’s PTO policy in effect from time to time, provided that any unused paid days off in any calendar year shall be carried over to the next calendar year subject to any caps under the Company’s PTO policy.

4.	TERMINATION OF EMPLOYMENT

4.1General.  The Executive’s employment under this Agreement may be terminated without any breach of this Agreement only on the following circumstances:

4.1.1Death.  The Executive’s employment under this Agreement shall terminate upon his death.

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4.1.2Disability.  If the Executive suffers a Disability (as defined below), the Board may terminate the Executive’s employment under this Agreement upon 30 days prior written notice; provided that the Executive has not returned to full time performance of his duties during such 30-day period.  For purposes of this Agreement, “Disability” shall mean the Executive’s inability to perform his duties and responsibilities hereunder, with or without reasonable accommodation, due to any physical or mental illness or incapacity, which condition either (i) has continued for a period of 180 consecutive days (including weekends and holidays) in any 365-day period, or (ii) is projected by the Board in good faith after consulting with a licensed physician mutually selected by the Board and the Executive (or, in the event of the Executive’s incapacity, his legal representative), that the condition is likely to continue for a period of at least six consecutive months from its commencement.

4.1.3Good Reason.  The Executive may terminate his employment under this Agreement for Good Reason (as defined below).  For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events without the Executive’s express written consent:

(i)any action or inaction by the Company constituting a material breach of the Agreement by the Company;

(ii)a material diminution of the titles, positions, reporting line, authorities, duties, or responsibilities of the Executive set forth in Section 1.2 above (other than temporarily while the Executive is physically or mentally incapacitated and unable to properly perform such duties, as determined by the Board in good faith), or the assignment to the Executive of titles, authorities, duties, or responsibilities that are inconsistent with his position of Senior Vice President, Chief Legal Officer & Secretary of the Company;

(iii)the loss of any of the titles of the Executive with the Company set forth in Section 1.2 above;

(iv)a reduction by the Company in the Base Salary or in any of the percentages of the Base Salary payable as an Incentive Bonus except for across-the-board reductions, not to exceed 10%, of base salary or incentive bonus generally affecting senior executives of the Company on a similar percentage basis;

(v)the delivery by the Company to the Executive of a Non-Renewal Notice in accordance with Section 1.1; or

(vi)an adverse change in the reporting structure set forth in Section 1.2.1 hereof.

Notwithstanding the foregoing, the Executive may not terminate his employment for Good Reason under this Section 4.1.3 unless (i) the Executive provides written notice to the Board of the occurrence of an event constituting Good Reason within 30 days of the Executive’s knowledge of its initial occurrence and (ii) if curable, the Board shall fail to cure such event constituting Good Reason within 30 days following its receipt of such written notice. The Date of Termination shall be the date the Board receives the Executive’s Notice of Termination if the event constituting Good Reason is uncurable and 30 days after the date the Board receives the Executive’s Notice of

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Termination if the event constituting Good Reason is curable and remains uncured 30 days after the Board receives the Executive’s Notice of Termination. The foregoing notwithstanding, if the event constituting Good Reason is the Company’s delivery to the Executive of a Non-Renewal Notice as set forth in Section 4.l.3(v) prior to the date that is 30 days before the end of the Initial Term, then the Date of Termination shall be deemed to be the expiry of the Initial Term.

4.1.4Without Good Reason. The Executive may voluntarily terminate his employment under this Agreement without Good Reason upon written notice by the Executive to the Board at least 60 days prior to the effective date of such termination (which termination the Board may, in its sole discretion, make effective earlier than the date set forth in the Notice of Termination (as defined below)).

4.1.5Cause.  The Board may terminate the Executive’s employment under this Agreement at any time for Cause (as defined below).  For purposes of this Agreement, termination for “Cause” shall mean any of the following as determined in good faith by the Board:

(i)the willful and continued failure by the Executive to substantially perform his obligations under this Agreement (other than any such failure resulting from the Executive’s incapacity due to a Disability); provided, however, that the Board shall have provided the Executive with a Notice of Termination specifying such failure and the Executive shall have been afforded at least 15 business days within which to cure same;

(ii)the Executive’s conviction of or plea of guilty or nolo contendere to a felony or a misdemeanor involving material dishonesty;

(iii)the Executive’s willful misconduct in the performance of his duties hereunder (including theft, fraud, embezzlement, and securities law violations) that results in material economic or reputational harm to the Company;

(iv)the Executive’s violation of the Company’s Code of Conduct or other written policies made available to Executive or with respect to which he should reasonably be aware that results in material economic or reputational harm to the Company; provided, however, that the Board shall have provided the Executive with a Notice of Termination specifying such violation and the Executive shall have been afforded at least 15 business days within which to cure same; or

For purposes of this Section 4.1.5, no act or failure to act on the part of the Executive shall be considered “willful,” unless done, or omitted to be done, in bad faith or without reasonable belief that his action or omission was in, or not opposed to, the best interest of the Company (including their reputation). For the avoidance of doubt, no act or failure to act on the part of the Executive based upon the direction or advice of legal counsel to the Company shall be deemed to constitute Cause hereunder.

Prior to any termination for Cause, the Board shall provide the Executive with a Notice of Termination specifying the event constituting Cause and shall give the Executive the opportunity to appear before the Board, with or without counsel, to present his views on the Cause event.  If, after such hearing, at least two-thirds of the full Board (excluding the Executive) does not support such termination, the Notice of Termination shall be rescinded.  After providing the notice in the

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foregoing sentence, the Board may suspend the Executive with full pay and benefits until a final determination pursuant to this Section 4.1.5 has been made.

4.1.6Without Cause. The Board may terminate the Executive’s employment under this Agreement without Cause immediately upon written notice by the Board to the Executive, other than for death or Disability.

4.1.7Definition of Change in Control.  For purposes of this Agreement, a “Change in Control” shall be deemed to occur upon any of the following events that occurs after the Effective Date, provided that such an event constitutes a “change in control event” within the meaning of Section 409A of the Code (as defined below): (a) any “person” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the equity securities of the Company), becoming the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of equity securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding equity securities; (b) during any period of 12 consecutive months, the individuals who, at the beginning of such period, constitute the Board, and any new director whose election by the Board or nomination for election by the Company’s equityholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the 12-month period (or the Effective Date if later than such date) or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board; (c) a merger or consolidation of the Company with any other corporation or other entity, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto (and held by persons that are not affiliates of the acquirer) continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person (other than those covered by the exceptions in clause (a) of this Section 4.1.7) acquires more than 50% of the combined voting power of the Company’s then outstanding securities shall not constitute a Change in Control; or (d) the consummation of a sale or other disposition by the Company of all or substantially all of the Company’s assets, including a liquidation, other than the sale or other disposition of all or substantially all of the assets of the Company to a person or persons who beneficially own, directly or indirectly, more than 50% of the combined voting power of the outstanding voting securities of the Company immediately prior to the time of the sale or other disposition.

4.2Notice of Termination. Any termination of the Executive’s employment by the Board or by the Executive (other than termination by reason of the Executive’s death) shall be communicated by written Notice of Termination to the other party of this Agreement.  For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and, other than with respect to a termination pursuant to Section 4.1.6 hereof, shall set forth in reasonable detail the facts and circumstances claimed to provide the basis for such termination.

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4.3Date of Termination. The “Date of Termination” shall mean (a) if the termination is the result of the Executive’s death, the date of his death, (b) if the termination is pursuant to Section 4.1.2 hereof, 30 days after the Notice of Termination is given (provided that the Executive shall not have returned to the performance of his duties on a full-time basis during such 30-day period), (c) if the termination is pursuant to Section 4.1.3 or Section 4.1.5 hereof, the date specified in the Notice of Termination after the expiration of any applicable cure period (subject to the last sentence of Section 4.1.3), (d) if the termination is pursuant to Section 4.1.4 hereof, the date specified in the Notice of Termination which shall be at least 60 days after the Notice of Termination is given, or such earlier date as the Board shall determine in its sole discretion, and (e) if the termination is pursuant to Section 4.1.6 hereof, the date on which the Notice of Termination is given.

4.4Compensation Upon Termination.

4.4.1Termination for Cause or without Good Reason. If the Executive’s employment shall be terminated by the Board for Cause or by the Executive without Good Reason, the Company shall pay or provide to the Executive: (a) any earned but unpaid Base Salary through the Date of Termination, paid in accordance with the Company’s standard payroll practices; (b) reimbursement for any unreimbursed expenses properly incurred and paid in accordance with Section 1.3 hereof through the Date of Termination; (c) payment for any accrued but unused vacation time in accordance with the Company’s policy; (d) all equity awards previously granted to the Executive that have vested in accordance with the terms of such grants; and (e) such vested accrued benefits, and other payments, if any, as to which the Executive (and his eligible dependents) may be entitled under, and in accordance with the terms and conditions of, the employee benefit arrangements, plans and programs of the Company as of the Date of Termination, other than any severance pay plan (such amounts and benefits set forth in clauses (a) though (e) being referred to hereinafter as the “Amounts and Benefits”), and the Company shall have no further obligation with respect to this Agreement other than as provided in Sections 5, 6.5 and 7 hereof.  Any equity awards previously granted to the Executive that have not vested in accordance with the terms of their grants as of the Date of Termination shall be forfeited as of the Date of Termination.

4.4.2Termination Apart from a Change in Control. If, at any time prior to the expiration of the Term and other than during a Change in Control Period (as defined below), the Executive resigns from his employment hereunder with Good Reason, or the Board terminates the Executive’s employment hereunder without Cause, then the Company shall pay or provide the Executive the Amounts and Benefits and, subject to Section 4.4.5, a severance payment and equity vesting as follows:

(i)an amount equal to two times the Base Salary as then in effect (without taking into account any reduction therein that constitutes a basis for Good Reason), with the aggregate amount due paid in equal installments on the Company’s normal payroll dates for a period of 24 months from the Date of Termination in accordance with the normal payroll practices of the Company, with each such payment deemed to be a separate payment for the purposes of Section 409A of the Code;

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(ii)(A) a pro-rated portion of the Incentive Bonus for the year during which the Date of Termination occurs based on the number of days the Executive serves the Company during such year and actual performance of the corporate goals for such Incentive Bonus, inclusive of any adjustments made by the Board that are applied to all other executive participants in the annual incentive program, such pro-rated Incentive Bonus to be paid in a lump sum at the same time related bonuses are paid to executives who continue to be employed by the Company and, in any event, in the calendar year following the year during which the Date of Termination occurs and (B) the prior year’s Incentive Bonus to the extent not then already paid with the amount based on the higher of target or actual performance of the relevant goals, such prior year’s Incentive Bonus to be paid in a lump sum at the same time related bonuses are paid to executives who continue to be employed by the Company;

(iii)the vesting, and if applicable, exercisability of each outstanding equity award granted to the Executive by the Company shall accelerate in respect of that number of shares of Company common stock (or other equity securities) that would have vested had the Executive’s employment with the Company continued through the first anniversary of the Date of Termination and, to the extent applicable, shall remain exercisable for a period of not less than 12 months following the Date of Termination (unless doing so would not comply with Code Section 409A (as defined in Section 8.9 hereof));

(iv)during the period commencing on the Date of Termination and ending as of the second anniversary of the Date of Termination, or, if earlier, the date on which the Executive becomes eligible for comparable replacement coverage under a subsequent employer’s group health plan (in any case, the “COBRA Period”), subject to the Executive’s valid election to continue healthcare coverage under Section 4980B of the Code and the regulations thereunder, the Company shall, in its sole discretion, either (A) continue to provide to the Executive and the Executive’s dependents, at the Company’s sole expense, or (B) reimburse the Executive and the Executive’s dependents for coverage under its group health plan (if any) at the same levels in effect on the Date of Termination; provided, however, that if (1) any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the continuation coverage period to be, exempt from the application of Section 409A under Treasury Regulation Section 1.409A-1(a)(5), (2) the Company is otherwise unable to continue to cover the Executive or the Executive’s dependents under its group health plans, or (3) the Company cannot provide the benefit without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then, in any such case, an amount equal to each remaining subsidy shall thereafter be paid to the Executive in substantially equal monthly installments over the COBRA Period (or remaining portion thereof); and

(v)outplacement services provided to the Executive by a reputable national outplacement service provider for up to two years following the Date of Termination.

4.4.3Termination Following Change in Control.  Anything contained herein to the contrary notwithstanding, in the event the Executive resigns from his employment hereunder with Good Reason, the Board terminates the Executive’s employment hereunder without Cause or Executive’s employment terminates by reason of death or Disability, in each case, within the period commencing three months prior to a Change in Control and ending 24 months following the Change in Control (a “Change in Control Period”), then, in lieu of any amount otherwise

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payable pursuant to Section 4.4.2, the Company shall pay or provide the Executive the Amounts and Benefits and, subject to Section 4.4.5, a severance payment as follows:

(i)an amount equal to the sum of (x) two times the Base Salary as then in effect (without taking into account any reduction therein that constitutes a basis for Good Reason), plus (y) an amount equal to two times the Executive’s target Incentive Bonus as then in effect (without taking into account any reduction therein that constitutes a basis for Good Reason), with the aggregate amount due paid in a lump sum on the first payroll date on or following the 60th day after the Date of Termination;

(ii)(A) a pro-rated portion of the Incentive Bonus for the year during which the Date of Termination occurs based on the number of days the Executive serves the Company during such year and actual performance of the corporate goals for such Incentive Bonus, inclusive of any adjustments made by the Board that are applied to all other executive participants in the annual incentive program, such pro-rated Incentive Bonus to be paid in a lump sum at the same time related bonuses are paid to executives who continue to be employed by the Company and, in any event, in the calendar year following the year during which the Date of Termination occurs and (B) the prior year’s Incentive Bonus to the extent not then already paid with the amount based  on the higher of target or actual performance of the relevant goals, such prior year’s Incentive Bonus to be paid in a lump sum at the same time related bonuses are paid to executives who continue to be employed by the Company;

(iii)the vesting and, if applicable, exercisability of each equity award granted to the Executive by the Company shall accelerate in respect of 100% of the shares of the Company common stock subject thereto effective as of the Date of Termination and, to the extent applicable, shall remain exercisable for a period of not less than 12 months following the Date of Termination (unless doing so would not comply with Code Section 409A (as defined in Section 8.9 hereof));

(iv)during the COBRA Period, subject to the Executive’s valid election to continue healthcare coverage under Section 4980B of the Code and the regulations thereunder, the Company shall, in its sole discretion, either (A) continue to provide to the Executive and the Executive’s dependents, at the Company’s sole expense, or (B) reimburse the Executive and the Executive’s dependents for coverage under its group health plan (if any) at the same levels in effect on the Date of Termination; provided, however, that if (1) any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the continuation coverage period to be, exempt from the application of Section 409A under Treasury Regulation Section 1.409A-1(a)(5), (2) the Company is otherwise unable to continue to cover the Executive or the Executive’s dependents under its group health plans, or (3) the Company cannot provide the benefit without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then, in any such case, an amount equal to each remaining subsidy shall thereafter be paid to the Executive in substantially equal monthly installments over the COBRA Period (or remaining portion thereof); and

(v)outplacement services provided to the Executive by a reputable national outplacement service provider for up to two years following the Date of Termination.

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4.4.4No Mitigation or Offset; Nature of Payments.  The Executive shall not be required to mitigate the amount of any payment provided for in this Section 4.4 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 4.4 be reduced by any compensation earned by the Executive as the result of employment by another employer or business or by profits earned by the Executive from any other source at any time before and after the Date of Termination. Any amounts due under this Section 4.4 are in the nature of severance payments considered to be reasonable by the Company and are not in the nature of a penalty.

4.4.5Release.  Notwithstanding any provision to the contrary in this Agreement, the Company’s obligation to pay or provide the Executive with the payments and benefits under Sections 4.4.2 and 4.4.3 (other than the Amounts and Benefits), and any accelerated vesting with respect to the equity awards under Section 4.4.3, shall be conditioned on the Executive’s execution and failure to revoke a waiver and general release in a form generally consistent with Exhibit B hereto (subject to such changes as may be necessary at the time of execution in order to make such release enforceable) (the “Release”).  The Company shall provide the Release to the Executive within seven days following the applicable Date of Termination.  In order to receive the payments and benefits under Sections 4.4.2 and 4.4.3 (other than the Amounts and Benefits) and the accelerated vesting with respect to the equity awards under Section 4.4.3, the Executive will be required to execute and deliver the Release within 45 days after the date it is provided to him and not to revoke it within seven days following such execution and delivery.

5.	INSURABILITY; RIGHT TO INSURE

The Company shall have the right to maintain key man life insurance in its own name covering the Executive’s life in an amount of up to $50,000,000.00.  The Executive shall fully cooperate in the procuring of such insurance, including submitting to any required medical examination and by completing, executing and delivering such applications and other instrument in writing as may be reasonably required by any insurance company to which application for insurance may be made by the Company.  The Company’s ability to procure any key man life insurance covering Executive’s life shall not be a condition of employment.

6.	CONFIDENTIALITY; NON-COMPETITION; NON-SOLICITATION; NON- DISPARAGEMENT; COOPERATION

6.1Confidential Information.  The Parties acknowledge that the services to be performed by the Executive under this Agreement are unique and extraordinary and, as a result of such employment, the Executive shall be in possession of Confidential Information (as defined below) relating to the business practices of the Company and the members thereof.  The term “Confidential Information” shall mean any and all information (oral and written) relating to the Company, or any of their respective activities, or of the clients, customers or business practices of the Company, except (i) as such disclosure or use may be required or appropriate in connection with his work as an employee of the Company, (ii) when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order him to divulge, disclose or make accessible such information, (iii) as to such confidential information that becomes generally known to the public or trade without his violation of this

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Section 6.1, or (iv) to the Executive’s spouse, attorney and/or his personal tax and financial advisors as reasonably necessary or appropriate to advance the Executive’s tax, financial and other personal planning (each an “Exempt Person”), provided, however, that any disclosure or use of any trade secret or proprietary or confidential information of the Company by an Exempt Person shall be deemed to be a breach of this Section 6.1 by the Executive.

6.2Confidential Information includes, but it not limited to, information that the Executive creates, develops, derives, obtains, makes known, or learns about which has commercial value in the business in which the Company is involved and which is treated by the Company as confidential, such as trade secrets, ideas, processes, formulas, compounds, compositions, research and clinical data, know-how, discoveries, developments, designs, innovations, plans, strategies, pricing, costs, financial information, employee information, forecasts and current and prospective customer and supplier lists.  The Executive shall not, during the Term or at any time thereafter, except as may be required in the course of the performance of his duties hereunder (including pursuant to Section 6.6 below) and except with respect to any litigation or arbitration involving this Agreement (or otherwise between the Executive and the Company), including the enforcement hereof, directly or indirectly, use, communicate, disclose or disseminate to any person, firm or corporation any Confidential Information acquired by the Executive during, or as a result of, his employment with the Company, without the prior written consent of the Board.  Without limiting the foregoing, the Executive understands that the Executive shall be prohibited from misappropriating any trade secret of the Company or of the clients or customers of the Company acquired by the Executive during, or as a result of, his employment with the Company, at any time during or after the Term. Further without limiting the foregoing, as a condition of Executive’s employment with the Company, the Executive shall enter into the Company’s standard Confidentiality and Ownership of Inventions Agreement (the “Proprietary Information Agreement”). In the event of a conflict between this Agreement and the Proprietary Information Agreement, this Agreement shall control.

6.3Return of Property.  Upon the termination of the Executive’s employment for any reason all property of the Company that is in the possession of the Executive, including all documents, records, drug formulations, notebooks, equipment, price lists, specifications, programs, customer and prospective customer lists and other materials that contain Confidential Information that are in the possession of the Executive, including all copies thereof, shall be promptly returned to the Company.  Anything to the contrary herein notwithstanding, the Executive shall be entitled to retain (i) papers and other materials of a personal nature, including photographs, correspondence, personal diaries, calendars and rolodexes, personal files and phone books, (ii) information showing his compensation or relating to reimbursement of expenses, (iii) information that he reasonably believes may be needed for tax purposes and (iv) copies of plans, programs and agreements relating to his employment, or termination thereof, with the Company.

6.4Non-Competition.  The Executive acknowledges that the Executive has been provided with Confidential Information and, during the Term, the Company from time to time will provide Executive with access to Confidential Information.  Ancillary to the rights provided to the Executive as set forth in this Agreement, the Executive’s continued employment with the Company during the Term (subject to earlier termination as provided herein), and the Company’s provision of Confidential Information, and the Executive’s agreements regarding the use of same, in order to protect the value of any Confidential Information, and in consideration for good and

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valuable consideration received by the Executive, the Parties agree to the following provisions against unfair competition, which the Executive acknowledges represent a fair balance of the Company’s rights to protect its business and the Executive’s right to pursue employment.   The Executive hereby agrees that he shall not, during the Term and, except as provided below, for a period of 9 months thereafter, directly or indirectly, engage or have an interest in, or render any services to, any business (whether as owner, manager, operator, licensor, licensee, lender, partner, stockholder, joint venturer, employee, consultant or otherwise) (such activities hereinafter referred to collectively as “Engaging”) that (i) competes directly with the Company and (ii) then constitutes one of the four top competitors of the Company by volume as determined by IQVIA.  Notwithstanding the foregoing, nothing herein shall prevent the Executive from (i) owning securities in a publicly traded entity whose activities compete with those of the Company, provided that such securities holdings are not greater than five percent of the equity ownership in such entity or making passive investments in private equity funds, hedge funds, mutual funds or similar investment vehicles; (ii) Engaging in the business of the ownership and licensing (as licensor) of trademarks and brands if the products or services carrying such trademarks and brands do not compete with the products or services carrying the trademarks and brands owned and licensed (as licensor) by the Company, or that the Company is actively planning to own or license (as licensor), during the Term; or (iii) Engaging in an operating company (including ownership of securities of such operating company’s holding company) with annual revenues not in excess of $10,000,000. The non-competition restrictions in this Section 6.4 shall cease to apply following the end of the Term if the Company provides a Non-Renewal Notice pursuant to Section 1.1 hereof.

6.5Prohibition on Use of Confidential Information to Solicit Customers and Prospects.  During the Executive’s employment, the Executive shall not engage in any other employment or activity that might materially interfere with the interests of the Company.  Furthermore, the Executive shall not, except in the furtherance of the Executive’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, (i) during the Term (except in the good faith performance of his duties) and for a period of 24 months thereafter, solicit, aid or induce any employee, representative or agent of the Company to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or hire or retain any such employee, representative or agent, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, representative or agent, other (x) than any such employee, representative or agent whose employment has been terminated by the Company and (y) his personal assistant(s), (ii) during the Term (except in the good faith performance of his duties) and for a period of 12 months thereafter, solicit, aid or induce (or attempt to do any of the foregoing) directly or indirectly, any current or prospective customer of the Company with whom the Executive substantially dealt with at any time during the last two years of the Executive’s employment to purchase goods or services then sold by the Company from another person, firm, corporation or other entity or assist or aid any other persons or entity in identifying or soliciting any such customer or (iii) during the Term (except in the good faith performance of his duties) and for a period of 24 months thereafter, interfere in any manner with the relationship of the Company and any of its vendors.  An employee, representative or agent shall be deemed covered by this Section 6.5 while so employed or retained by the Company and for six months thereafter.  Anything to the contrary herein notwithstanding, the following shall not be deemed a violation of this Section 6.5: (a) the Executive’s solicitation of the Company’s customers and/or vendors in connection with, and directly related to, his

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Engaging in a business that complies with Sections 6.3(ii) or (iii); (b) the Executive’s responding to an unsolicited request for an employment reference regarding any former employee of the Company from such former employee, or from a third party, by providing a reference setting forth his personal views about such former employee; or (c) if an entity with which the Executive is associated hires or engages any employee of the Company, if the Executive was not, directly or indirectly, involved in hiring or identifying such person as a potential recruit or assisting in the recruitment of such employee.  For purposes hereof, the Executive shall be deemed to have been involved “indirectly” in soliciting, hiring or identifying an employee only if the Executive (x) directs a third party to solicit or hire the Employee, (y) identifies an employee to a third party as a potential recruit or (z) aids, assists or participates with a third party in soliciting or hiring an employee.

6.6Non-Disparagement.  At no time during or within five years after the Term shall (x) the Executive, directly or indirectly, disparage the Company or any of the Company’s past or present employees, directors, products or services and (y) the Company, including its subsidiaries, parents and affiliates, directly or indirectly, disparage the Executive.  In addition, the Company shall instruct and shall use reasonable efforts so that each director and officer of the Company and its subsidiaries and parents not to, directly or indirectly, disparage the Executive.  Notwithstanding the foregoing, nothing in this Section 6.6 shall prevent any entity or person from making any truthful statement to the extent (i) necessary to rebut any untrue public statements made about him or her or it; (ii) necessary with respect to any litigation, arbitration or mediation involving this Agreement and the enforcement thereof; (iii) required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with jurisdiction over such person; (iv) made as good faith competitive statements in the ordinary course of business or (v) made in good faith in the performance of duties (e.g., in the course of providing performance reviews).

6.7Cooperation.  Upon the receipt of reasonable notice from the Company (including outside counsel), the Executive shall, while employed by the Company and thereafter, respond and provide information with regard to matters of which the Executive has knowledge as a result of the Executive’s employment with the Company and will provide reasonable assistance to the Company and its representatives in defense of any claims that may be made against the Company, and will provide reasonable assistance to the Company in the prosecution of any claims that may be made by the Company, to the extent that such claims may relate to matters related to the Executive’s period of employment with the Company.  Any request for such cooperation shall take into account the Executive’s personal and business commitments and is subject to his personal and business schedule.  The Executive shall promptly inform the Board (to the extent the Executive is legally permitted to do so) if the Executive is asked to assist in any investigation of the Company or their actions, regardless of whether a lawsuit or other proceeding has then been filed with respect to such investigation.  If the Executive is required to provide any services pursuant to this Section 6.7 following the Term, upon presentation of appropriate documentation, the Company shall promptly reimburse the Executive for reasonable out-of-pocket travel, lodging, communication and duplication expenses incurred in connection with the performance of such services and in accordance with the Company’s expense policy for its senior officers (provided that it shall be in Executive’s discretion to travel via first or business class, which costs shall be reimbursable by the Company), for reasonable legal fees to the extent the Executive in good faith believes that separate legal representation is reasonably required, and for the Executive’s time at a rate equivalent to the

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Executive’s most recent base salary. In addition, if the Executive’s cooperation exceeds two days in any calendar month, then the Executive shall be compensated at a per diem rate of $5,000 for any full or partial day of such cooperation.  The Executive’s entitlement to reimbursement of such costs and expenses, including legal fees, pursuant to this Section 6.7, shall in no way affect the Executive’s rights, if any, to be indemnified and/or advanced expenses in accordance with the Company’s (or any of its subsidiaries’) corporate or other organizational documents, any applicable insurance policy, and/or in accordance with this Agreement.

6.8Remedies and Reformation.  Without intending to limit the remedies available to the Company, the Executive acknowledges that a breach of any of the covenants contained in this Section 6 may result in material and irreparable injury to the Company for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat the Company shall be entitled to seek a temporary restraining order and/or a preliminary or permanent injunction in a court of jurisdiction restraining the Executive from engaging in activities prohibited by this Section 6 or such other relief as may be required specifically to enforce any of the covenants in this Section 6.  If for any reason it is held that the restrictions under this Section 6 are not reasonable or that consideration therefor is inadequate, such restrictions shall be interpreted or modified to include as much of the duration and scope identified in this Section 6 as will render such restrictions valid and enforceable.

6.9Violations.  In the event of any violation of the provisions of this Section 6, the Executive acknowledges and agrees that: (a) the post-termination restrictions contained in this Section 6 shall be extended by a period of time equal to the period of such violation, it being the intention of the Parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation; (b) any severance payable which remains unpaid or other benefits yet to be received under Section 4.4.2 or 4.4.3 shall be forfeited by the Executive; and (c) any vested options not exercised as of the date of any violation of the provisions of this Section 6 shall be forfeited.

7.	INDEMNIFICATION; DIRECTORS’ AND OFFICERS’ LIABILITY INSURANCE

During the Term and thereafter, the Company shall indemnify and hold harmless the Executive and his heirs and representatives as, and to the extent, provided in the Company’s organizational documents.  In addition, the Executive shall be entitled to enter into a form of indemnification agreement on terms and conditions no less favorable than the indemnification agreement entered into between the Company and members of the Board.  The Company agrees to continue and maintain a directors and officers’ liability insurance policy covering the Executive to the extent the Company provides such coverage for its other executive officers.

8.	MISCELLANEOUS

8.1Notices.  All notices or communications hereunder shall be in writing, addressed as follows (or to such other address as either party may have furnished to the other in writing by like notice):

To the Company:	Amneal Pharmaceuticals LLC

400 Crossing Boulevard

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Bridgewater, NJ 08807

Attention: President and Chief Executive Officer

To the Executive:	At the last address for the Executive on the books of the Company.

All such notices shall be conclusively deemed to be received and shall be effective (i) if sent by hand delivery, upon receipt, (ii) if sent by telecopy or facsimile transmission, upon confirmation of receipt by the sender of such transmission, (iii) if sent by overnight courier, one business day after being sent by overnight courier, or (iv) if sent by registered or certified mail, postage prepaid, return receipt requested, on the fifth day after the day on which such notice is mailed.

8.2Testing; Verification.  As a condition of the Executive’s employment with the Company, the Executive will be required to successfully complete the Company’s standard onboarding procedures, including any background check and drug testing, the cost of which shall be paid by the Company.  In addition, to comply with Department of Homeland Security, the Executive will be required to provide verification of the Executive’s identity and legal right to work in the United States and must complete a Form I-9 within the first three days of the Effective Date.  The Company shall notify the Executive of the identity of a clinic for drug testing that is local to the Executive, and the Executive hereby agrees to schedule an appointment with such clinic within 48 hours of the date of this Agreement.  In the event the Executive fails any such tests or such verification, then this Agreement shall be void ab initio and of no further force or effect.

8.3Severability.  Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

8.4Binding Effect; Benefits.  The Executive may not delegate his duties or assign his rights hereunder.  Except as explicitly provided in the Agreement, no rights or obligations of the Company under this Agreement may be assigned or transferred by the Company other than pursuant to a merger or consolidation in which the Company is not the continuing entity, or a sale, liquidation or other disposition of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets or businesses of the Company and assumes the liabilities, obligations and duties of the Company under this Agreement, either contractually or by operation of law.  The Company further agree that, in the event of any disposition of their business and assets described in the preceding sentence, they shall use their best efforts to cause such assignee or transferee expressly to assume the liabilities, obligations and duties of the Company hereunder.

8.5Entire Agreement.  This Agreement, collectively with the Exhibits hereto and the Proprietary Information Agreement, represent the entire agreement of the Parties with respect to the subject matter hereof and shall supersede any and all previous contracts, arrangements, proposed terms or understandings between the Parties.  This Agreement (including any of the Exhibits hereto) may be amended, modified or replaced at any time by mutual written agreement

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of the Parties.  In the case of any conflict between any term or provision of this Agreement and any term or provision contained in any agreement, policy, plan, program, arrangement, employment manual, memorandum or other written document between or relating to the Company and the Executive or any rule of general applicability of the Company, this Agreement shall control and prevail.

8.6Withholding.  The payment of any amount pursuant to this Agreement shall be subject to applicable withholding and payroll taxes, and such other deductions as may be required by applicable law.

8.7Governing Law.  This Agreement and the performance of the Parties hereunder shall be governed by the internal laws (and not the law of conflicts) of the State of Florida, unless superseded by federal law.

8.8Arbitration.  Any dispute or controversy, including, but not limited to, discrimination claims and claims involving a class, arising under or in connection with this Agreement or the Executive’s employment with the Company, other than injunctive relief under Section 6.8 hereof, shall be settled exclusively by arbitration, conducted before a single arbitrator in Palm Beach County, Florida (applying Florida law) in accordance with the Commercial Arbitration Rules and Procedures of the American Arbitration Association then in effect.  The decision of the arbitrator will be final and binding upon the Parties hereto.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.  The Parties acknowledge and agree that in connection with any such arbitration and regardless of outcome (a) each party shall pay all its own costs and expenses, including without limitation its own legal fees and expenses, and (b) joint expenses shall be borne equally among the Parties.  EACH PARTY WAIVES THE RIGHT TO TRIAL BY JURY.

8.9Section 409A of the Code.

8.9.1General.  It is intended that the provisions of this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A.  If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Executive to incur any additional tax or interest under Code Section 409A, the Company shall, upon the specific request of the Executive, use its reasonable business efforts to in good faith reform such provision to comply with Code Section 409A; provided, that to the maximum extent practicable, the original intent and economic benefit to the Parties of the applicable provision shall be maintained.  The Company shall timely use its reasonable business efforts to amend any plan or program in which the Executive participates to bring it in compliance with Code Section 409A.

8.9.2Separation from Service; Six-Month Delay.  A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “Separation from Service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “resignation,”

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“termination,” “termination of employment” or like terms shall mean Separation from Service.  If the Executive is deemed on the Date of Termination to be a “specified employee,” within the meaning of that term under Section (a)(2)(B) of Code Section 409A (“Code Section 409(a)(2)(B)”) and using the identification methodology selected by the Company, as applicable, from time to time, or if none, the default methodology, then with regard to any payment, the providing of any benefit or any distribution of equity made subject to this Section 8.9.2, to the extent required to be delayed in compliance with Code Section 409A(a)(2)(B), and any other payment, the provision of any other benefit or any other distribution of equity that is required to be delayed in compliance with Code Section 409A(a)(2)(B), such payment, benefit or distribution shall not be made or provided prior to the earlier of (i) the expiration of the six-month period measured from the date of the Executive’s Separation from Service or (ii) the date of the Executive’s death.  On the first day of the seventh month following the date of the Executive’s Separation from Service or, if earlier, on the date of his death, (x) all payments delayed pursuant to this Section 8.9.2 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein and (y) all distributions of equity delayed pursuant to this Section 8.9.2 shall be made to the Executive.  In addition to the foregoing, to the extent required by Code Section 409A(a)(2)(B), prior to the occurrence of both a Disability termination as provided in Section 4.1.2 hereof and the Executive’s becoming “disabled” under Code Section 409A, the payment of any compensation to the Executive under this Agreement shall be suspended for a period of six months commencing at such time that the Executive shall be deemed to have had a Separation from Service because either (A) a sick leave ceases to be a bona fide sick leave of absence, or (B) the permitted time period for a sick leave of absence expires (an “SFS Disability”), without regard to whether such SFS Disability actually results in a Disability termination.  Promptly following the expiration of such six-month period, all compensation suspended pursuant to the foregoing sentence (whether it would have otherwise been payable in a single sum or in installments in the absence of such suspension) shall be paid or reimbursed to the Executive in a lump sum.  On any delayed payment date under this Section 8.9.2, there shall be paid to the Executive or, if the Executive has died, to his estate, in a single cash lump sum together with the payment of such delayed payment, interest on the aggregate amount of such delayed payment at the Delayed Payment Interest Rate (as defined below) computed from the date on which such delayed payment otherwise would have been made to the Executive until the date paid.  For purposes of the foregoing, the “Delayed Payment Interest Rate” shall mean the prime interest rate as reported in The Wall Street Journal as of the business day immediately preceding the payment date for the applicable delayed payment.

8.9.3Expense Reimbursement.  With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Internal Revenue Code and the regulations and guidance promulgated thereunder solely because such expenses are subject to a limit related to the period the arrangement

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is in effect and (iii) such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred.

8.10Consultants/Attorney’s Fees.  The Company shall promptly pay directly or reimburse the Executive for all consultants and attorneys’ fees, disbursements and costs incurred by the Executive in connection with the negotiation, preparation and execution of this Agreement, which in the aggregate shall not exceed $7,500.

8.11Survivorship.  Except as otherwise expressly set forth in this Agreement, upon the expiration of the Term, the respective rights and obligations of the Parties shall survive such expiration to the extent necessary to carry out the intentions of the Parties as embodied in this Agreement.  This Agreement shall continue in effect until there are no further rights or obligations of the Parties outstanding hereunder and shall not be terminated by either party without the express prior written consent of all Parties.

8.12Counterparts.  This Agreement may be executed in counterparts (including by electronic transmission) which, when taken together, shall constitute one and the same agreement of the Parties.

8.13Company Representations.  As of the Effective Date, the Company represents and warrants to the Executive that (i) the execution, delivery and performance of this Agreement (and the agreements referred to herein) by the Company has been fully and validly authorized by all necessary corporate action, (ii) the officer or director signing this Agreement on behalf of the Company is duly authorized to do so, (iii) the execution, delivery and performance of this Agreement does not violate any applicable law, regulation, order, judgment or decree or any agreement, plan or corporate governance document to which the Company is a party or by which it is bound and (iv) upon execution and delivery of this Agreement by the Executive and the Company, it shall be a valid and binding obligation of the Company enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

[Signature Page Follows]

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Amneal, Holdings and Executive have each signed this Agreement as of the date first set forth above.

Amneal Pharmaceuticals LLC

By: /s/ Rob Stewart
Name: Rob Stewart
Title: President and Chief Executive Officer

Amneal Pharmaceuticals, Inc.

By: /s/ Rob Stewart
Name: Rob Stewart
Title: President and Chief Executive Officer

/s/ David Buchen
David Buchen

Signature Page to Employment Agreement

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Exhibit A

(To be signed on or within 45 days after termination.  Please do not sign before the date of termination.)

RELEASE AGREEMENT

(Age 40 or Older)

In exchange for my receipt of the severance payments and benefits set forth in Sections 4.4.2 and 4.4.3 of my Employment Agreement, dated [______], 201[8] (as amended, my “Employment Agreement”), with Amneal Pharmaceuticals LLC (the “Company”) and Amneal Pharmaceuticals, Inc. (“Parent”), and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, I do hereby release and forever discharge the “Releasees” hereunder, consisting of the Company and Parent, and each of their subsidiaries and affiliates, and, in their capacity as such, each of their predecessors, successors, partners, directors, officers, employees, attorneys and agents, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, losses, costs, attorneys’ fees or expenses, of any nature whatsoever, known or unknown, fixed or contingent, in connection with or arising under my employment with the Company and Parent (hereinafter called “Claims”), which I now have or have ever had against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date I sign this Release Agreement.  The Claims released herein include, but are not limited to: (1) all claims arising out of or in any way related to my service or employment relationship with any of the Releasees or the termination of that relationship; (2) all claims related to my compensation or benefits from the any of the Releasees, including salary, bonuses, commissions, Paid Time Off, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in Parent, the Company or any of their respective subsidiaries and affiliates (collectively, the “Group Entities”); (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including (without limitation) claims for discrimination, harassment, retaliation, attorneys’ fees, and other claims arising under the Age Discrimination in Employment Act, as amended (the “ADEA”); Title VII of the Civil Rights Act of 1964, as amended; the Equal Pay Act; the Civil Rights Act of 1866; the Family and Medical Leave Act of 1993, as amended; the Americans with Disabilities Act of 1990, as amended; the False Claims Act, as amended; the Employee Retirement Income Security Act, as amended; the Fair Labor Standards Act, as amended; the Sarbanes-Oxley Act of 2002; the Worker Adjustment Notification and Retraining Act; the New Jersey Law Against Discrimination; the New Jersey Conscientious Employee Protection Act; the New Jersey Family Leave Act; the New Jersey Wage Payment Law; the New Jersey Wage and Hour Law; the New Jersey Equal Pay Act; retaliation claims under the New Jersey Workers’ Compensation Law; the Florida Civil Rights Act; the Florida Whistleblower Protection Act; the Florida Workers’ Compensation Retaliation provision; and the Florida Minimum Wage Act.

Notwithstanding the foregoing, this Release Agreement shall not be construed in any way to release any Claim (i) to payments and benefits under Section 4.4.2 and 4.4.3 of my Employment

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Agreement, (ii) to accrued or vested benefits I may have, if any, as of the date hereof under any applicable plan, policy, practice, program, contract or agreement with any Group Entity, (iii) for indemnification and/or advancement of expenses, arising under any indemnification agreement between me and any Group Entity or under the bylaws, certificate of incorporation or other similar governing document of any Group Entity or to coverage under applicable directors’ and officers’ or other third party liability insurance policy(ies) maintained by the Company or any of its affiliates, (iv) to any rights or benefits that may not be waived pursuant to applicable law, including, without limitation, any right to unemployment insurance benefits, (v) that arises after the date I execute this Release Agreement, or (vi) to my right to communicate directly with, cooperate with, or provide information to, any federal, state or local government regulator.

For the avoidance of doubt, nothing in this Release will be construed to prohibit me from filing a charge with, reporting possible violations to, or participating or cooperating with any governmental agency or entity, including but not limited to the EEOC, the Department of Justice, the Securities and Exchange Commission, the National Labor Relations Board, Congress, or any agency Inspector General, or making other disclosures that are protected under the whistleblower, anti-discrimination, or anti-retaliation provisions of federal, state or local law or regulation; provided, however, that I may not disclose information of the Releasees that is protected by the attorney-client privilege, except as otherwise required by law. I do not need the prior authorization of the applicable Releasee to make any such reports or disclosures, and I am not required to notify the applicable Releasee that I have made such reports or disclosures.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, and that the consideration given under my Employment Agreement for the waiver and release I am providing herein is in addition to anything of value to which I was already entitled.  I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my waiver and release do not apply to any rights or claims that may arise after the date I sign this Release Agreement; (b) I should consult with an attorney prior to signing this Release Agreement (although I may choose voluntarily not to do so); (c) I have 45 days to consider this Release Agreement (although I may choose voluntarily to sign this Release Agreement before the end of the 45-day period) and to return the signed Release Agreement to the Company; (d) I have seven days following the date I sign this Release Agreement (the “Revocation Period”) to revoke the Release Agreement as described below; and (e) this Release Agreement shall not be effective until the date upon which the Revocation Period has expired, which shall be the eighth day after I sign this Release Agreement (the “Effective Date”).  I understand and agree that if I choose to revoke this Release Agreement, I must deliver notice of such revocation in writing, by personal delivery, email or mail, to [NAME], [TITLE] (______@______.com) at the Company, [ADDRESS], no later than 5:00 p.m. Pacific Time on the last day of the Revocation Period.  If mailed, the revocation must be properly addressed and postmarked no later than the last day of the Revocation Period.

I represent that I have no lawsuits, claims or actions pending in my name, or on behalf of myself or any other person or entity, against any of the Releasees.  I agree that I will not voluntarily provide assistance, information or advice, directly or indirectly (including through agents or attorneys), to any person or entity in connection with any actual or potential claim or cause of action of any kind against the Releasees and I shall not induce or encourage any person or entity to do so, unless compelled or authorized to do so by law. Notwithstanding the foregoing, I retain

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the right to file a charge with the Equal Employment Opportunity Commission and equivalent federal, state and local agencies, and to cooperate with investigations by any such agencies.

I acknowledge and represent that I have not suffered any discrimination or harassment by any of the Releasees on account of race, gender, national origin, religion, marital or registered domestic partner status, sexual orientation, age, disability, veteran status, medical condition or any other characteristic protected by applicable law.  I acknowledge and represent that I have not been denied any leave, benefits or rights to which I may have been entitled under the FMLA or any other federal or state law, and that I have not suffered any job-related wrongs or injuries for which I might be entitled to compensation or relief.  I further acknowledge and represent that, other than the benefits that will be provided to me pursuant to Sections 4.4.2 and 4.4.3 of my Employment Agreement, I have been paid all wages, bonuses, compensation, benefits and other amounts that any of the Releasees has ever owed to me, and I am not entitled to any additional compensation, severance or benefits after the date on which my employment with the Group Entities terminated, with the sole exception of any benefit the right to which has vested under the express terms of a Group Entity benefit plan document.

In addition, I hereby acknowledge my continuing obligations under my Employee Confidentiality, Non-Solicitation and Ownership of Inventions Agreement with the Company and under Section 6 of the Employment Agreement, including (without limitation) my obligations not to use or disclose any proprietary or confidential information of the Group Entities.  Notwithstanding anything herein or in my Employee Confidentiality, Non-Solicitation and Ownership of Inventions Agreement with the Company, I acknowledge and I agree that, pursuant to 18 USC Section 1833(b), I will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

I agree that if I commence any suit arising out of, based upon, or relating to any of the Claims released under this Release Agreement, then I will pay to the Releasees, and each of them, in addition to any other damages caused to the Releasees thereby, all attorneys’ fees incurred by the Releasees in defending or otherwise responding to such suit; provided, that, this paragraph shall not apply with respect to any compulsory counterclaims within the meaning of Rule 13(a) of the Federal Rules of Civil Procedure, asserted by me against the Releasees bringing claims against me.

I agree that if any provision of this Release Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Release Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the Parties insofar as possible under applicable law. I understand that this Release Agreement, together with my Employment Agreement, constitutes the complete, final and exclusive embodiment of the entire agreement between Parent, the Company and me with regard to the subject matter hereof.  I am not relying on any promise or representation by Parent or the Company that is not expressly stated therein.

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I acknowledge that in order for this Release Agreement to become effective, I must sign this Release Agreement and return it by email or mail to [NAME], [TITLE] (______@______.com) at the Company, [ADDRESS], on or within 45 days after the date on which my employment terminated, and I must not exercise my right to revoke the Release Agreement as described above.

I have carefully read and fully understand this Release Agreement, and agree to be bound by its terms.

Printed Name:

Signature:

Date:

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